Contact: Chris Arnold

303.222.5912

carnold@chipotle.com

CHIPOTLE NAMES FOUR NEW DIRECTORS AS PART OF BOARD REFRESH INITIATIVE

Paul Cappuccio, Robin Hickenlooper, Ali Namvar and Matthew Paull Join Chipotle Board of Directors

DENVER, December 16, 2016 — Chipotle Mexican Grill (NYSE: CMG) has named four new members to its Board of Directors: Paul T. Cappuccio,  Robin S. Hickenlooper, Ali Namvar and Matthew Paull, effective December 14, 2016. The new Directors will serve an initial term through Chipotle’s 2017 Annual Meeting of Shareholders, and the Board of Directors currently consists of twelve members.

“Chipotle has enjoyed extraordinary success for most of our 23-year history, and it is important to us that we structure the company to enjoy similar success in the future,” said Steve Ells, Founder, Chairman and CEO of Chipotle. “The addition of these new directors strengthens our Board of Directors, and gives us the oversight, accountability and leadership we need as we continue our efforts to reestablish Chipotle as the leader we have been for much of our history.”

Pershing Square Capital Management, L.P. CEO William A. Ackman said, “We are pleased that Chipotle has taken the important step of refreshing its Board which will position the company for continued growth and long-term success.  We look forward to working with the Board and management to create sustained value for all shareholders for many years to come.”

In connection with the appointments, Chipotle and Pershing Square have agreed to various provisions continuing at least until prior to the 2019 Annual Meeting of Shareholders.  The full agreements with Pershing Square will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).

ABOUT THE NOMINEES

Mr. Cappuccio has served as Executive Vice President and General Counsel of Time Warner since 2001. In this capacity, he oversees the worldwide management of Time Warner’s legal functions, collaborating with all of its operating businesses. From 1999 to 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, he was a Partner at the Washington, DC office of law firm Kirkland & Ellis, where he specialized in telecommunications law, appellate litigation, and negotiation with government agencies. From 1991 to 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice, where he advised Attorney General William P. Barr on matters relating to judicial selection, civil litigation, antitrust and civil rights. Prior to his service at the DOJ, Mr. Cappuccio served as law clerk at the United States Supreme Court for Justices Antonin Scalia and Anthony M. Kennedy, and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, Calif. He earned his law degree from Harvard Law School in 1986, and a Bachelor’s degree from Georgetown University in 1983.  Mr. Cappuccio brings significant large public company experience to the board, including significant transactional, financial, strategic, and corporate governance experience.

Contact: Chris Arnold

303.222.5912

carnold@chipotle.com

Chipotle Names New Directors/p.2

Mrs. Hickenlooper, Senior Vice President of Corporate Development at Liberty Global, has served in senior corporate development roles at Liberty since 2010. She also serves as Senior Vice President of Corporate Development for Liberty Media. Prior to joining Liberty, she worked in the strategic planning and business development group at Del Monte Foods and in investment banking at Thomas Weisel Partners. Mrs. Hickenlooper holds a Master’s degree in Business Administration from the Kellogg School of Management, and a Bachelor’s degree in Public Policy from Duke University. Mrs. Hickenlooper brings to the board significant corporate development and financial expertise.

Mr. Namvar is a Partner at Pershing Square Capital Management, L.P., a registered investment advisor with more than $11 billion in assets under management and currently Chipotle’s largest investor. Mr. Namvar joined Pershing Square in 2006 and has been a major contributor to the firm’s growth.  He brings more than a decade of experience investing in publicly traded, branded consumer products and restaurant companies. Mr. Namvar has played an instrumental role in a number of Pershing Square investments over the years, including its significant equity stakes in Fortune Brands, Beam, McDonald’s, Procter & Gamble, Wendy’s International, Kraft Foods and Mondelez International, among others. Prior to joining Pershing Square, Mr. Namvar served as a Vice President at the Blackstone Group in its corporate advisory practice, where he advised corporate boards and investment firms on a wide range of shareholder value-enhancing transactions. Prior to joining Blackstone, Mr. Namvar worked in the investment banking division at Goldman Sachs. He graduated magna cum laude with a Bachelor of Arts degree from Columbia University, New York, and earned his Master’s degree in Business Administration from the Wharton School at the University of Pennsylvania. Mr. Namvar brings to the board a significant understanding of strategy, governance and finance within the restaurant industry.

Mr. Paull was Senior Vice President and Chief Financial Officer of McDonald’s Corp. from 2001 until he retired from that position in 2008. Before joining McDonald’s in 1993, Mr. Paull was a Partner at Ernst & Young, where he managed a variety of financial practices over the course of his 18-year career, and consulted with a number of notable multinational companies. Mr. Paull currently serves as a member of the board of Air Products, where he chairs the Audit and Finance Committee and is a member of the Corporate Governance and Nominating Committee and the Executive Committee, a member of the board of Canadian Pacific where he chairs the Audit Committee and is a member of the Finance Committee,  a member of the board of KapStone Paper and Packaging Corp., and was a former member of the board of WMS Industries and Best Buy Co. Mr. Paull previously served on Chipotle's Board when it was owned by McDonald’s. He currently serves on the advisory board of Pershing Square Capital Management, L.P. Mr. Paull holds a Bachelor’s degree and a Master’s degree in Accounting from the University of Illinois. Mr. Paull brings to the board significant experience in the restaurant industry and financial expertise, including deep understanding of financial markets, corporate finance, accounting and controls, and investor relations.

Contact: Chris Arnold

303.222.5912

carnold@chipotle.com

Chipotle Names New Directors/p.3

ABOUT CHIPOTLE

Steve Ells, Founder, Chairman and CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls, and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in an interactive style allowing people to get exactly what they want. Chipotle seeks out extraordinary ingredients that are not only fresh, but that are raised responsibly, with respect for the animals, land, and people who produce them. Chipotle prepares its food using whole, unprocessed ingredients and without the use of added colors, flavors or other additives typically found in fast food. Chipotle opened with a single restaurant in Denver in 1993 and now operates more than 2,200 restaurants. For more information, visit Chipotle.com.